UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2017

Cerecor Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37590	45-0705648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street Suite 606 Baltimore, Maryland	21202
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 13, 2017, Cerecor Inc. (the “Company”) received a notice from the Nasdaq Listing Qualifications Staff (the “Staff”) that the Company is not in compliance with Nasdaq Listing Rule 5550(b)(2), as the Company's market value of listed securities (“MVLS”) was below the minimum $35 million for the previous 30 consecutive business days. As a result, the Company was notified by the Staff that a deficiency exists with regard to Nasdaq Listing Rule 5550(b) (the “Rule”), as the Company was notified it is also not in compliance with Nasdaq Listing Rule 5550(b)(1) due to the Company's failure to maintain a minimum required stockholders' equity of $2.5 million and Nasdaq Listing Rule 5550(b)(3) due to the Company's failure to have net income from continuing operations in the latest fiscal year or in two of the last three fiscal years. This notification has no immediate effect on the Company’s listing on the Nasdaq Stock Market or on the trading of the Company’s common stock, Class A warrants or Class B warrants (the “Listed Securities”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has a period of 180 calendar days, or until July 12, 2017, to regain compliance with the Rule. To regain compliance, at any time during the 180 calendar day-compliance period the Company’s MVLS must close at $35 million or more for a minimum of 10 consecutive business days or the Company must report stockholders' equity of at least $2.5 million. If the Company does not regain compliance with the Rule during the compliance period, it will receive written notification that its Listed Securities are subject to delisting, at which time the Company may appeal any delisting determination.

The Company is presently evaluating various courses of action to regain compliance. There can be no assurance that the Company will be able to regain compliance with the Rule or will otherwise be in compliance with other Nasdaq listing criteria.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cerecor Inc.

By:	/s/ Uli Hacksell
Uli Hacksell
President and Chief Executive Officer

Date: January 20, 2017

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